Exhibit 4.10


                               FACTORING AGREEMENT

     THIS FACTORING AGREEMENT is made and entered into this 29th day of July, 2004 by and between Universal Lease and Finance Corp., a Delaware corporation, with its place of business located at 1555 E. Flamingo Road, Suite 155, Las Vegas, Nevada (the "Factor") and World Jet Corporation (the "Client"), a Nevada corporation licensed to do business in Arizona and a wholly owned subsidiary of Renegade Venture Corporation.

WITNESSETH:

     WHEREAS, Client is engaged primarily in the airline parts business and delivers such merchandise and/or service to customers on a credit basis; and

     WHEREAS, Client desires to obtain funds for operation of its business through the sale of accounts receivable acceptable to Factor; and

     WHEREAS, Factor is willing to purchase Acceptable Accounts, as that term is defined hereinafter, from Client according to the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Sale of Accounts Receivable. Client shall from time to time, at Clients option, sell, transfer and assign all of its right, title, and interest in and to Accounts to Factor, together with all moneys due or which may become due upon such Accounts. Accounts shall be identified by separate and subsequent written assignments on a form to be provided to Client by Factor; however, in the absence of such separate written assignment, this Agreement shall be deemed to evidence the assignment of such Accounts sold.

     2. Approval. Factor shall not be obligated to purchase any Account from Client; however, once an Account is submitted by Client and accepted by Factor, Factor shall have the right. But not the obligation, to purchase all subsequent Accounts relative to that Customer. Client shall submit each Account to Factor for approval, which approval may be denied by Factor in its sole discretion, with or without cause.

     3. Purchase Price. Factor agrees to purchase Acceptable Accounts from Client at a price equal to their face value less a fee as set forth in Section 4 below. The Purchase Price shall be payable (a) in an amount equal to eighty percent (80%) of their face value upon acceptance and (b) in an amount equal to twenty percent (20%) of their face value less Factor's Fee on or before the fifth business day following the date upon which Factor has received payment in full of the Accounts purchased (the "Settlement Date").

     4. Collection. Upon collection by Factor of an Invoice Factor shall take its fee. The fee earned by Factor for purchasing Accounts is a percent of the face amount of the Accounts purchased and shall be taken at the time of collection of an Invoice as follows:

             (i)      in up to 30 days Factor's fee is  2.25%; thereafter
             (ii)     in up to 45 days Factor's fee is  4.00%; thereafter
             (iii)    in up to 60 days Factor's fee is  5.75%; thereafter

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             (iv)     in up to 75 days Factor's fee is 7.50%; thereafter
             (v)      in up to 90 days Factor's fee is 9.25%; thereafter
             (vi)     in more than 90 days Factor's fee is 12.50%.

     5. Submission of Accounts. When submitting Invoices on Acceptable Accounts for possible purchase by Factor, Client shall forward to Factor the original and one copy of each such Invoice, together with a copy of the bill of lading, proof of delivery, contract or purchase order, and other documents satisfactory to Factor and a properly executed Schedule of Accounts prepared on a form provided by Factor.

     6. Accepted Invoices. Factor shall advise Client of its acceptance or rejection of a submitted Invoice within a reasonable time following receipt of the items set out in the preceding paragraph (the "Accepted Invoice"). Upon giving such notice, Factor shall have the right to:

          a. Cover Client's address on all original Accepted Invoices and statements of account mailed or to be mailed to customers and substitute thereon the post office address or other mailing address of, or designated by, Factor (the "Designated Address").

          b. Receive and open all mail addressed to Client or to Client's trade name at the Designated Address.

     7. Recourse. Factor shall be entitled to immediate and full recourse against Client and to demand payment with respect to an Account for the full Purchase Price(s) paid therefor by the Factor plus the Factor's fee (the "Recourse Amount"), when:

          a. An Account or an Invoice or Invoices on an Account are not paid in full by a customer when due or within ninety (90) days following date of acceptance, whichever is less, regardless of the reason.

          b. A credit problem, as defined hereinafter, arises, regardless of the validity of any such problem.

          c. A Credit Dispute, as defined hereinafter, arises, regardless of the validity of any such dispute.

          d. An invoice or Invoices are mailed or delivered to a customer by any person or entity other than Factor.

          e. Client breaches any warranty, representation or promise in this Agreement, or when any representation or warranty made by Client is untrue.

          f. Client contributes to or aggravates in any manner the credit problems of a Customer.

          g. A Customer alleges a claim of loss or offset of any kind against Client or Factor, regardless of the validity of any such claim or offset.

          h. A mistaken, incorrect and/or erroneous Invoice is submitted by Client to Factor.

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          i. Any circumstance arises which, in the Factor's sole discretion, may delay, prevent or threaten to delay or prevent payment of the Account or Invoice(s) on an Account in full to the Factor.

     8. Remedies. Within three business days following Factor's demand for payment, Client will pay Factor the full amount of any Account with respect to which any one or more of the events set out in paragraph number 7 above has occurred, regardless of the validity of any such event. If Factor does not receive full payment therefor within the time provided herein, Factor shall have, in addition to all other remedies provided for under this Agreement and by law, the right to:

          a. Withdraw from and off-set such amount to future Purchase Prices coming due the Client, and to charge-back or sell back the Account to the Client.

          b. In its sole discretion, at any time, to notify any Account debtor/customer of Client to make payments directly to Factor, irrespective of whether such Account has been purchased by Factor.

     9. Notice of Dispute. At the time Factor purchases an Account, no defense, offset, or counterclaim shall exist with respect thereto. Client shall provide written notice to Factor within twenty four hours of Client obtaining any knowledge from any source of any dispute or disagreement of any kind between the Client and a Customer. Factor shall have the right, but not the obligation, to settle any dispute directly with any Customer; however, any such settlement shall not relieve Client from responsibility for full payment of such Account.

     10. Property of Factor. Upon Factor's purchase of an Account, any and all payments from the Customer as to that Account are the sole property of Factor and Client agrees not to interfere with payment thereof by the Customer; however, should Client pay any such Account in full to Factor, or should any such Account be charged back or sold back to Client by Factor, then title thereto shall revest in Client.

     11. Payments Received by Client. Client warrants and represents that at the time Factor purchases an Account, no payment will have been made by the Customer named therein, either to or for the benefit of the Client. In the event that Client receives a payment which is the property of Factor, Client shall be deemed to have received same in trust for Factor, and Client shall immediately turn over such payment to Factor. In the event that Client receives a payment which is comprised of monies belonging partially to Client and partially to Factor, Client shall immediately turn over said payment, in its original form, duly endorsed over, to Factor, and Factor shall, upon clearance by Factor's bank of the payment instrument, forward a check to Client for Client's portion of the payment.

     12. Representations and Warranties of Client. Client hereby represents and warrants that"

          a. Client is a corporation, validly formed, existing, and in good standing under the laws of the State of Arizona, and is properly licensed and authorized to operate its business. Client's identification number for Federal Income Tax purposes is 84-1108499 . The undersigned signatory on behalf of Client represents that he or she has full power and authority to execute this agreement and bind Client hereto.

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          b. To the best of client's knowledge each Customer of Client is solvent and Client has provided and will continue to provide to Factor all documents and information available to Client concerning the business and creditworthiness of each such Customer.

          c. Client is not insolvent as that term is defined under the Bankruptcy Law and the Uniform Commercial Code.

          d. At the time of purchase of an Account by Factor, Client will be the lawful owner thereof, with good and undisputed title thereto, free and clear of any liens or encumbrances. Each Account shall represent an accurate and undisputed statement of indebtedness owed to Client by a Customer for a sum certain which is due and payable in 90 days or less, arising out of a bona fide sale, delivery and acceptance of merchandise or performance of service by Client to Customer in the ordinary course of Client's business, and no person, firm or corporation shall have any lien on, or claim to, such accounts or to the merchandise described thereon or any part thereof.

          e. Client shall furnish Factor with full financial statements and other documents and information, including but not limited to proof of payment and/or compliance with all Federal, State and/or local tax requirements, as may be reasonably requested by Factor from time to time.

          f. Client shall notify Factor in writing immediately after obtaining any knowledge from any source of the filing, recording or perfection by any means of any non-consensual lien, claim, levy, attachment, encumbrance or other court or legal proceeding or process against Client or any Customer, or against any property of Client or of any Customer.

          g. Client does not and will not in any manner, whether directly or indirectly, own, control or exercise dominion over the business of any Account debtor/Customer to be offered or sold by Client to Factor.

          h. Each and every document, statement, record, book, account, and invoice, and all information, whether financial or otherwise, provided to Factor by client, whether heretofore or hereafter, shall be true, accurate and correct.

          i. Client shall not, under any circumstances, interfere with Factor's rights under this Agreement in any manner whatsoever.

          j. Client will not sell, factor, or assign accounts except to Factor during the term of this Agreement and/or for as long as any indebtedness whatsoever remains owing by Client to Factor, and Client has not heretofore sold, factored, assigned or encumbered any account or accounts which are or may become subject to this Agreement.

          k. Client has not and shall not transfer, assign, or pledge any of its accounts, and shall not grant a security interest therein, to any party other than Factor.

          l. Client shall not later, modify, or extend in any manner the terms of the original account with a customer, including but not limited to the maximum credit limit or the

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time within which payment is to be made, without first obtaining Factor's written consent to such change.

          m. Client has not transferred, pledged or granted a security interest in its assets, or any of them, which Client has not fully disclosed in writing to Factor.

          n. Client has not permitted and shall not permit any lien, encumbrance or security interest to be created upon its assets, or any of them, including but not limited to its accounts receivable, without the prior written consent of Factor.

          o. Client shall maintain its assets in good order and repair and shall maintain a policy or policies of insurance thereon satisfactory to Factor.

          p. Client shall not sell, assign, pledge or encumber this Agreement or any rights whatsoever hereunder.

          q. Client shall, immediately upon the sale of Accounts to Factor, make a proper entry or entries on its books and records, fully disclosing the absolute sale of said Accounts to Factor.

          r. Client will maintain such insurance covering Client's business and/or the property of Client's Customers as is customary for businesses similar to the business of Client and, at the request of Factor, name Factor as loss payee of such insurance.

          s. Client will notify Factor in writing prior to any change in the location of Client's place(s) of business, or, if Client has or intends to acquire any additional place(s) of business, or prior to any change in Client's chief executive office, the office or offices where Client's books and records concerning accounts are located.

          t. Client will immediately notify Factor in writing of any proposed change of Client's name, identity, legal entity, corporate structure, use of additional trade name(s), and/or any proposed change in any of the officers, principals, partners, and/or owners of Client.

          u. At the time of submitting Invoices on an Account to the Factor for possible purchase, the Client will have paid all transportation and carrier charges in full.

          v. At all times prior to Notification of a Customer by Factor, as that term is defined herein above, to be solely responsible, at its expense, for the collection of all Accounts. Factor will keep Client informed with respect to checks received on Accounts, and Factor shall have the right, but not the obligation, to monitor and reasonably direct the collection efforts of Client in order to increase the timeliness of payments.

          w. Client represents and warrants to Factor that its performance under any obligations to its Customers are not assured in any way by any payment or performance bond.

          x. Client represents and warrants that in the event any payments purchased hereunder are not received by Factor when due that it shall exercise such rights with respect to mechanics and/or artisans liens as shall be available to Client under the laws of the State within which Client has rendered performance to Customer and, to the fullest extent permitted by law, shall assign all of such rights and/or remedies directly to Factor to be exercisable by Factor in its sole discretion. To the fullest extent not directly exercisable by Factor, Client agrees to exercise any and all such rights and remedies and to assign and proceeds thereof directly to Factor.

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          y. Client shall maintain its corporate existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction necessary to Client's business or operations.

          z. Client shall give Factor at least 10 days prior written notice of changes to its name, organization, chief executive office or location of records.

          aa. Client shall pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment if requested.

          bb. Execute any further instruments and take further action as Factor requests to perfect or continue Factor's security interest in the Collateral or to effect the purposes of this Agreement.

     13. Security. As a further inducement for Factor to enter into this Agreement, Client hereby grants to Factor, as collateral for the payment or repayment of any and all Client's obligations, a security interest under the Uniform Commercial Code, in all of Client's presently existing or hereafter arising, now owned or hereafter acquired Accounts. It is understood and agreed that Factor will not release its security interest in any accounts receivable until payment has been received on all such Accounts purchased.

     14. Power of Attorney. In order to facilitate performance of this Agreement, Client irrevocably appoints Factor, or any person(s) designated by Factor, as its attorney in fact, which said appointment shall remain in full force and effect until all Accounts sold to Factor have been paid in full and all obligations of Client to Factor have been fully discharged, with full power to:

          a. Strike or cover Client's address on all Invoices and statements of Account mailed or to be mailed to customers and to substitute thereon the designated address.

          b. Receive and open all mail addressed to Client, or to client's trade name at Factor's address and the designated address.

          c. Endorse the name of Client or Client's trade name on any checks or other evidences of payment that come into Factor's possession on Accounts sold to Factor by Client or on which Factor holds a security interest and on any invoices or other documents relating to any of such Accounts, and deposit same into any account of Factor, or such other account as Factor shall choose.

          d. In Client's name, or otherwise, demand, sue for, collect, and, subject to Client's prior written approval, give releases for, any and all monies due or coming due on accounts purchased by or pledged to Factor.

          e. Compromise, settle, prosecute or defend any action, claim or proceeding concerning accounts purchased by or pledged to Factor.

          f. Set up a doing business as (d/b/a) with a name similar to Client's and open bank accounts under such name.

          g. Do any and all things reasonably necessary and proper to carry out the purpose and intent of the Agreement.

     15. Notice to Customers. Factor may place labels, stickers, or stamps on the face of all invoices, bills, notices, statements, and shipping documents relating to Accounts sold or pledged to Factor, advising that payments are to be made directly to the Factor at the designated address.

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     16. Inappropriate Payments. Should Factor receive a double payment on an
Account or other payment which Factor is incapable of identifying, Factor shall carry these sums as open items and shall return them to Client or to the Customer upon proof satisfactory to the Factor of the right thereto. If, however, such proof is not received within six (6) months following Factor's receipt of the payment, Factor shall have the right to consider such payments or unidentified items as credits toward any outstanding obligations or indebtedness of Client to Factor.

     17. Maximum Amount. It is specifically understood and agreed that Accounts purchased by Factor and not yet paid shall not exceed the total sum of two hundred thousand dollars ($350,000) at any time.

     18. Default. Any one or more of the following shall represent a default under this Agreement:

          a. The failure of client to pay any indebtedness to Factor when due.

          b. The breach by Client of any term, provision, warranty, representation or promise made hereunder or under any other agreement between Factor and Client.

          c. The appointment of a receiver or trustee of all or a substantial portion of the assets of the Client, the insolvency of Client or the inability of Client to pay debts as the mature, or an assignment by Client for the benefit of creditors, or the voluntary or involuntary filing of a petition in bankruptcy court or a similar proceeding in any court.

          d. The filing or service of any levy, attachment, execution, tax assessments or similar process affecting or which could threaten the Collateral.

          e. The furnishing at any time to Factor of a materially false or inaccurate document, representation, warranty, or other information, whether financial or otherwise.

     19. Remedies. In the event of a default, Factor shall have the right to do the following, in addition to any other remedies provided hereunder or by law:

          a. Declare any and all indebtedness secured hereby to be immediately due and payable.

          b. Enforce the security interest granted hereunder.

          c. Require Client to assemble the Collateral and the records pertaining to all accounts and produce them to Factor at such time and place as Factor designates.

          d. Enter the Client's premises and take possession of the Collateral and of all records pertaining to the accounts and any other Collateral.

          e. Grant extensions, compromise claims and settle disputes with respect to the accounts purchased by Factor, irrespective of the price of methods of payment, all without prior notice to or permission of Client.

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          f. In connection with the assembly and/or disposition of any
Collateral, to use any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Client.

          g. Return to Client any surplus realized and hold Client liable for any deficiency as provided in the Uniform Commercial Code or by state law.

     20. Confidentiality. Factor acknowledges that any knowledge or information relating to Client is valuable, proprietary and confidential in nature, and Factor agrees to maintain the confidentiality of such information.

     21. Termination. Client hereby agrees that for a period of one year it may only sell its accounts receivable to Factor under the terms and conditions of this Agreement, should it decide to sell any. Should Client factor its accounts with anyone other than Factor during this one year period Factor will be entitled to liquidated damages of $7,500. After that point it shall continue until terminated by thirty (30) days prior written notice by either party; provided, however, that no such termination shall terminate or otherwise affect Client's obligations hereunder incurred or accrued prior to such termination. Following any termination, Client shall remain fully liable to Factor for any Accounts purchased before such termination, and Factor will continue to hold a security interest in Client's Accounts and other Collateral mentioned above until all existing indebtedness of Client to Factor has been paid in full or otherwise satisfied.

     22. Definitions. The following terms shall have the following meanings when used in this Agreement:

          a. "Account" means any and all rights to receive payment for goods sold or leased and delivered or for services rendered to a customer of client, which is not evidenced by an instrument or chattel paper, as those terms are defined in the Uniform Commercial Code.

          b. "Acceptable Account" means an Account conforming to the warranties and terms set forth herein, and otherwise acceptable to Factor.

          c. "Accepted Invoice" means an Invoice on which Client has received notice of acceptance from the Factor.

          d. "Customer" means Client's Customer or account debtor.

          e. "Collateral" means the tangible and intangible property given as security for the obligations of Client under this Agreement.

          f. "Credit Dispute" means a claim by Customer against Client of any kind whatsoever that reduces the amount collectible from Customer by Factor, arising from any kind of disagreement between Customer and Client whatsoever, valid or invalid, at any time, both before and/or after the signing of this Agreement or the purchase of the Account.

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          g. "Credit Problem" means a customer is unable to pay his debts because of insolvency, the filing of a voluntary petition in bankruptcy, the quitting of business and the like.

          h. "Invoice" means an invoice on an Acceptable Account, conforming to the warranties and terms set forth herein, and otherwise acceptable to Factor.

          i. "Invoice Amount" means the face amount, or face value, of an Invoice; the total amount billed to the Customer.

          j. "Purchase Price" means an amount equal to the Invoice Amount less the Factor's Fee.

          k. "Settlement Date" refers to the date on or before the 5th business day following the date upon which Factor has received payment in full of the Accounts purchased (the "Settlement Date").

          l. "Warranty" means to guarantee, as a material element of this Agreement. Each separate warranty herein is also an independent condition to Factor's performance and duties under this Agreement.

     23. Indemnification. Client shall indemnify and hold Factor harmless against any and all liability, claim, demand, ill-will and damage arising from Factor's collecting or attempting to collect any account, provided that Factor has complied with all applicable laws in its collection efforts, and from the failure of Client to pay withholding taxes due and payable to any taxing authority, including all costs and reasonable attorneys' fee.

     24. Miscellaneous.

          a. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or and in any documents delivered in connection herewith. No waiver by any party hereto of any right or remedy shall be effective unless in writing and signed by the party waiving said right or remedy. A waiver of a right or remedy under this Agreement is not a waiver of the right or remedy on any subsequent occasion.

          b. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be delivered or mailed, by first class mail, postage prepaid, to the party at the address set out hereinabove or to such other address as such party shall have specified by notice in writing to the other party. Any such notice shall be deemed to have been received on the date of actual receipt.

          c. Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

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          d. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Clark County, State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance hereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

          e. Successors and Assigns. This Agreement binds and is for the benefit of successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Lender's prior written consent which may be granted or withheld in Lender's discretion. Lender may, without the consent of or notice to Borrower, sell, transfer, or grant participation in any part of ender's obligations, rights or benefits under this Agreement.

          f. Time of Essence. Time is of the essence for performance of all obligations in this Agreement.

          g. Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

          h. Amendments in Writing, Integration. All amendments to this Agreement must be in writing. This Agreement is the entire agreement about this subject matter and supersedes prior negotiations or agreements.

          i. Survival. All covenants, representations and warranties made in this Agreement continue in force while any Obligation remains outstanding. Borrower's indemnification obligations survive until all statutes of limitations for actions that may be brought against Lender have run.

          j. Effective Date. This Agreement shall become effective upon acceptance and execution hereof by Factor's authorized representative.

          k. Reliance by Factor. All representations and warranties made by Client herein and in the Application Form are true and correct and Client acknowledges and understands that Factor has relied thereon in entering into this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto and signed by an officer thereunto duly authorized and attested under the seal of the notary public hereto, if any, on the date and year set out hereinafter.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:

CLIENT:  RENEGADE VENTURE (NEV.) CORPORATION

By:
     ----------------------------------------
John Sawyer
President


State of ___________________
County of __________________
On, ___/___/___, before me, (Name & Title of Notary), personally appeared, and and , to be the persons whose names are subscribed to the within instrument and acknowledge to me that they executed the same in their authorized capacities and that by their signatures on the instrument the persons executed the instrument.

WITNESS my hand and official seal.

(Notary Seal)
                                    --------------------------------------------
                                                   Signature of Notary

FACTOR:  UNIVERSAL LEASE AND FINANCE CORP.

By:
    --------------------------------
Benjamin Jones
CFO

State of ___________________
County of __________________
On, ___/___/___, before me, (Name & Title of Notary), personally appeared, and , to be the persons whose names are subscribed to the within instrument and acknowledge to me that they executed the same in their authorized capacities and that by their signatures on the instrument the persons executed the instrument.

WITNESS my hand and official seal.

(Notary Seal)
                                    --------------------------------------------
                                                   Signature of Notary

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